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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

Board of Directors and Stockholders
Security Capital Pacific Incorporated:

  We consent to the use of our audit report dated November 22, 1994 (except as to note 8, which is as of December 6, 1994) on the financial statements of Security Capital Pacific Incorporated as of September 30, 1994 and December 31, 1993 and for the nine-month period ended September 30, 1994 and the period from inception (October 22, 1993) through December 31, 1993, and related schedule included herein; the use of our audit reports dated December 6, 1994 on the combined statements of revenues and certain expenses for certain multifamily properties included herein; and the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

El Paso, Texas

February 1, 1995